City of Buenos Aires, November 7, 2024

Messrs.
Comisión Nacional de Valores (CNV)

Messrs.
Bolsas y Mercados Argentinos S.A. (BYMA)

Messrs.
Mercado Abierto Electrónico S.A. (MAE)

Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event

Dear Sirs,

We are writing in accordance with Section 2 of Chapter I, Title XII of the Argentine National Securities Commission ("*Comisión Nacional de Valores*") Regulations (2013 revised version).

In this regard, we hereby inform that the Board of Directors of Loma Negra C.I.A.S.A. (the "Company"), in its meeting held on November 6, 2024, resolved to accept the resignation of Mr. Carlos Boero Hughes from his position as Regular Director due to personal reasons, and in view of the vacancy on the Audit Committee, it was resolved to appoint Mr. Cesar Javier Graña as the new regular member of the Audit Committee, which is now composed as follows:

Position	Name	Condition
President	Sergio Alonso	Independent
Vicepresident	Laura Gé	Independent
Regular Member	Cesar Javier Graña	Independent

In addition, we hereby inform that in accordance with the requirements of applicable SEC regulations, Mr. Cesar Javier Graña is the Audit Committee Financial Expert.

Sincerely,

Marcos I. Gradin
Investor Relations Officer
LOMA NEGRA C.I.A.S.A.